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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 9/Amendment No. 430 to Registration Statement File Nos. 333-209059/811-08306 on Form N-4 of our report dated March 26, 2019, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of Brighthouse Variable Annuity Account B, and our report dated March 6, 2019, relating to the financial statements and financial statement schedules of Brighthouse Life Insurance Company of NY, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 17, 2019